Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Frank R. Simon Named to Farmers & Merchants Bancorp, Inc. Board of Directors

ARCHBOLD, OHIO, June 15, 2021, Farmers & Merchants Bancorp, Inc. (the “Company”) (NASDAQ: FMAO), the holding company of Farmers & Merchants State Bank (the “Bank”), announced today that Frank R. Simon was appointed to the Board of Directors of both the Company and the Bank. With the addition of Mr. Simon and the retirements of Paul S. Siebenmorgen and Anthony J. Rupp, the Board of Directors will have 12 total members.

Mr. Simon is the founding and Managing Member of Simon PLC Attorneys & Counselors. He is the main point of contact for all matters at Simon PLC’s offices in Bloomfield Hills, Michigan; Phoenix, Arizona; Chicago, Illinois; Fort Lauderdale, Florida; New York, New York; Maumee, Ohio; and Dallas, Texas. His firm represents over 50 financial institutions.

“We are extremely pleased to welcome Frank to our Board,” commented Jack Johnson, Board Chairman. “Frank’s addition to our Board further solidifies our goal of adding talent not only to our Company but also to our Board of Directors.”

Mr. Simon received his bachelor’s degree from the University of Michigan and is also a graduate of the University of Detroit School of Law. He has since been admitted as a member of the state bars of Michigan, District of Columbia, New York and Illinois. He has also earned an additional graduate degree from the Graduate School of Banking, University of Wisconsin-Madison.

“Frank is very well-versed in the financial space and will bring a wealth of knowledge to our Board. We look forward to gaining his expertise as we all work together to execute our strategic plan,” said Lars Eller, President and Chief Executive Officer.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 30 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. ("F&M") wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management's expectations and comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M's SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC's website, www.sec.gov.